Exhibit 99.12
E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

January 18, 2008

Wingate Capital Ltd.
c/o Citadel Limited Partnership
131 South Dearborn Street
Chicago, IL 60603
Attention: Adam Cooper, Esq.

Reference is made to the Master Investment and Securities Purchase Agreement, dated as of November 29, 2007 and as amended by that certain letter agreement dated December 12, 2007 (as so amended, the “Agreement”), by and between Wingate Capital Ltd. (“Purchaser”), and E*Trade Financial Corporation (the “Company”). The Purchaser and the Company desire to further amend the Agreement and the Registration Rights Agreement as set forth in this letter agreement. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to such terms in the Agreement.

Purchaser and the Company hereby agree as follows:

1. Purchaser agrees to purchase, and the Company agrees to issue and sell, the $150,000,000 in aggregate principal amount of Springing Lien Notes to the Purchaser contemplated by Section 2.01(b)(i)(B) of the Agreement subject to the satisfaction of the conditions set forth in Sections 5.03 and 5.04 of the Agreement. Notwithstanding the issuance and delivery of the Springing Lien Notes contemplated on the date hereof, the Company cannot deliver on the date hereof the 46,684,890 shares of Purchased Common Stock contemplated to be delivered at the Final Closing by Sections 5.03(c) and 2.01(b)(i)(A) of the Agreement and such shares will be delivered to Citadel AC Investments, Ltd., as assignee of the Purchaser, in accordance with Section 2 below.

2. Notwithstanding any other provision of the Agreement to the contrary, the 46,684,890 shares of Purchased Common Stock contemplated by Section 2.01(b)(i)(A) of the Agreement shall be issued by the Company to Citadel AC Investments, Ltd., as assignee of the Purchaser, within three Business Days’ notice by Purchaser to the Company that Citadel AC Investments, Ltd. has received all approvals from Governmental Entities necessary for it to acquire such shares of Purchased Common Stock, which notice shall be given within 30 days after receipt of such approvals. Notwithstanding any other provision of the Agreement to the contrary, the Purchaser’s right pursuant to Section 4.07(a) of the Agreement to have its nominee appointed to the Board of Directors of the Company shall become effective immediately following the issuance of the shares of Purchased Common Stock described in the first sentence of this Section 2.

3. The proviso to Section 4.15 of the Agreement is hereby deleted in its entirety and replaced with the following:

"provided that:

(1) notwithstanding the foregoing clauses (a) through (e), (i) any purchase or agreement to purchase entered into prior to November 29, 2007 shall be permitted, (ii) any purchase of securities issued by Federal National Mortgage Association or Freddie Mac shall be permitted, (iii) a net balance sheet investment not to exceed at any time 0.5% of the assets of E*Trade Bank (based upon the most recent financial statements of E*Trade Bank available) in loans or securities made primarily by E*TRADE Bank in order to satisfy its lending and investment obligations under the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated thereunder (including 12 C.F.R. Part 563e), shall be permitted and (iv) none of the restrictions in the foregoing clauses (a) through (e) shall apply during any fiscal quarter of E*Trade Bank immediately following the quarter in which its regulatory capital exceeds the amount of regulatory capital required for it to be Well Capitalized by $500 million;

(2) "purchase for its own account" shall mean purchases of assets subject to E*TRADE Bank's investment policy and included in an "investment portfolio" (as defined in FASB 115); and

(3) for purposes of clauses (d) and (e) above, the term "purchase for its own account" shall mean purchases in the secondary market and shall not include purchases of such mortgage loans or equity lines of credit originated by any Affiliate of the Company."

4. Purchaser and the Company agree to amend the Registration Rights Agreement by deleting the definition of “Covered Securities” in the Registration Rights Agreement and replacing it with the following:

“Covered Securities” means the Purchased Common Stock and any other shares of Common Stock held as of January 18, 2008 or shares of Common Stock underlying options with respect to shares of Common Stock held as of January 18, 2008 by the Purchaser, Citadel AC Investments, Ltd. as assignee of the Purchaser or any of their Affiliates and any Notes.

5. Except as expressly set forth in this letter agreement, this letter agreement shall not constitute an amendment, modification or waiver of any other provision of the Agreement or the Registration Rights Agreement or waiver of any rights of the parties under the Agreement or the Registration Rights Agreement, and all terms, conditions and covenants contained in the Agreement and the Registration Rights Agreement shall remain in full force and effect in accordance with their terms. Each reference to “hereof”, “hereunder”, “herein”, “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Agreement or the Registration Rights Agreement shall refer to the Agreement and/or the Registration Rights Agreement, as applicable, as amended by this letter agreement; provided that each reference in the Agreement to “the date of this Agreement” or “the date hereof” (or any words of like import) shall be deemed to refer to November 29, 2007.

6. The Purchaser hereby represents and warrants to the Company and the Company hereby represents and warrants to the Purchaser that:

(a) It has the power to execute, deliver and perform this letter agreement, and has taken all necessary action, corporate or otherwise (including approval of such entity’s Board of Directors (or equivalent governing body)), to authorize the execution, delivery and performance of this letter agreement.

(b) This letter agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company (in the case of the Company’s representations and warranties to the Purchaser) or the Purchaser (in the case of the Purchaser’s representations and warranties to the Company), enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally, and further subject to the discretion of the court in granting the remedy of specific performance.

In addition, in each case as of the date hereof and as of the date the 46,684,890 shares of Purchased Common Stock contemplated by Section 2.01(b)(i)(A) of the Agreement are issued by the Company, (i) the Purchaser hereby represents and warrants that the matters set forth in Sections 3.02(d) and 3.02(j) are true and correct and hereby acknowledges the matters set forth in Section 4.04(a) and (b) of the Agreement, and (ii) the Company hereby represents and warrants that the matters set forth in Sections 3.01(w) are true and correct.

7. This letter agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

8. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

[Signature Page follows]

Please confirm your agreement to the foregoing by executing a counterpart to this letter agreement in the space provided below.

Very truly yours,

E*TRADE FINANCIAL CORPORATION

By: /s/ Robert J. Lilien
Name: Robert J. Lilien
Title: Chief Financial Officer

ACCEPTED AND AGREED
as of the date first set forth above:

WINGATE CAPITAL LTD.

By: /s/ Adam C. Cooper
Name: Adam C. Cooper
Title: Authorized Signatory

cc:	Robert C. Schwenkel (Fried, Frank, Harris, Shriver & Jacobson LLP) Thomas P. Vartanian (Fried, Frank, Harris, Shriver & Jacobson LLP)